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                                                                      EXHIBIT 5




                                 December 28, 1998



Board of Directors
Butler International, Inc.
110 Summit Avenue
Montvale, New Jersey  07645

Re:  Butler International, Inc. (the "Company")

Gentlemen:

     We refer to the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 125,000 shares of common stock $.001 par value (the "Shares") of the Company under the Company's Non-qualified Stock Option Plan (the "Plan"). We have reviewed the Plan, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the Plan, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below.

     Based upon the foregoing, we are of the opinion that the shares, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ McBreen, McBreen & Kopko
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